SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          LEE ENTERPRISES, INCORPORATED
               (Exact Name of Registrant Specified in its Charter)

              Delaware                                      42-0823980
-------------------------------                ---------------------------------
(State or Other Jurisdiction of                (IRS Employer Identification No.)
Incorporation or Organization)

                     215 N. MAIN STREET, DAVENPORT, IA 52801
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  319-383-2100

                                 Larry L. Bloom
                          Vice President and Treasurer
                          Lee Enterprises, Incorporated
                               215 N. Main Street
                               Davenport, IA 52801

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 (319) 383-2100

Please send copies of all communications to:

                              C. Dana Waterman III
                                 Lane & Waterman
                            600 Norwest Bank Building
                          220 N. Main Street, Ste. 600
                            Davenport, IA 58201-1987
                                 (319) 324-3426

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

                                Proposed
Title of                        Maximum
Securities      Amount         Aggregate      Proposed Maximum        Amount of
to be           to be          Offering           Offering          Registration
Registered    Registered   Price Per Share1        Price                Fee
--------------------------------------------------------------------------------

Common Stock  3,293,286        $23.75            $78,215,542         $23,701.67
($2.00 par
value)

The registration statement is 26 pages in length. The Exhibit Index is found on page 8 of the registration statement.

              As filed with the Securities and Exchange Commission
                               On April 25, 1997

--------
1 Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 on the basis of the average of the high ($24) and the low ($23 1/2) prices paid for a share of Lee Enterprises, Incorporated Common Stock on April 18, 1997 as reported on the New York Stock Exchange Composite Transactions Tape.

Subject to Completion
April _____, 1997

--------------------------------------------------------------------------------
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the date the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------

PROSPECTUS

                          LEE ENTERPRISES, INCORPORATED

                               3,293,286 SHARES OF
                                  COMMON STOCK
                                 $2.00 PAR VALUE

This  Prospectus  pertains to an offering  from time to time of up to  3,293,286 shares of common stock, $2.00 par value (the "Shares") of Lee Enterprises, Incorporated (the "Company") held by stockholders (the "Selling Stockholders") who directly or beneficially received the Shares on March 31, 1995 in exchange for 50.25% of the outstanding shares of Journal-Star Printing Co., a subsidiary which prior to the acquisition was 49.75% owned by the Company. See "SELLING STOCKHOLDERS". The Company will not receive any proceeds from the sale of the Shares covered by this Prospectus. The Company has agreed to pay certain registration expenses in connection with this offering (excluding brokerage commissions) estimated at approximately $41,201.67.

The distribution of the Shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of the Shares from whom they may act as agent (which compensation may be in excess of customary commissions). See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION".

The Company's Common Stock, $2.00 par value (the "Common Stock") is traded on the New York Stock Exchange under the symbol LEE. On November 9, 1995, the Company's Board of Directors declared a two-for-one stock split on the Company's Common Stock and Class B Common Stock effected in the form of a stock dividend to holders of record on November 20, 1995. All Common Stock data has been stated herein to reflect the split. On April 23, 1997, the closing price for the Common Stock on the New York Stock Exchange was $24 5/8.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE COMPANY'S COMMON STOCK OR THE SHARES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated April __, 1997

                              AVAILABLE INFORMATION

Lee Enterprises, Incorporated, a Delaware corporation, with principal executive offices at 215 N. Main Street, Davenport, IA 52801, telephone number (319) 383-2100, is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Ste. 1400, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Seven World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE"). Such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of such site is http://www.sec.gov.

The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 and exhibits thereto under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement which the Company has filed with the Commission, certain items of which have been omitted and are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information about the Company and the securities offered hereby.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Sharon Bertram, Lee Enterprises, Incorporated, 400 Putnam Building, 215 N. Main Street, Davenport, IA 52801-1924 (telephone number (319) 383-2100).

The following documents filed with the Commission (file No. 1-6227) are incorporated by reference in, and made a part hereof, this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; (iii) the Company's Current Reports on Form 8-K dated November 4, 1996 and January 30, 1997; (iv) the Company's Registration Statement on Form 8-A filed on or about February 28, 1978, containing a description of the Company's Common Stock; and (v) the Company's Registration Statement on Form 8-A filed on or about February 10, 1986, containing a description of the Company's Common Stock and Class B Common Stock.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                          LEE ENTERPRISES, INCORPORATED

Lee Enterprises, Incorporated owns and operates nine full-service network affiliated television stations and seven satellite television stations, and publishes 19 daily newspapers and 40 weekly and specialty publications. The Company's principal executive offices are located at 400 Putnam Building, 215 N. Main Street, Davenport, IA 52801-1924 (telephone number (319) 383-2100).

                              SELLING STOCKHOLDERS

The following table identifies the Selling Stockholders and indicates (i) the nature of any position, office or other material relationship that such Selling Stockholder has had within the past three years with the Company (or any of its predecessors or affiliates) and (ii) the number of Shares of Common Stock owned by the Selling Stockholder prior to the offering and the number of Shares to be offered for the Selling Stockholder's account and the number of Shares and percentage of outstanding Shares to be owned by the Selling Stockholder after completion of the offering. The information is current as of April 24, 1997.

                                                                        Shares
                                                                       and Per-
                                                                      centage of
                                           Shares        Shares          Class
                        Position with      Owned          Sold           Owned
                       or Relationship   Before the      in the        After the
Name(1)                to the Company     Offering      Offering       Offering
--------------------------------------------------------------------------------

Journal Limited
Partnership (2)               (2)        3,048,760     3,048,760         0 (0%)

Trust for the Benefit
of Fred Seacrest/
Mark T. Seacrest
Share (2)                     (2)          244,526       244,526         0 (0%)

James C. Seacrest
Revocable Trust (2)           (2)              (2)           (2)         0 (0%)

------------------------

(1) Except as otherwise indicated in the footnotes to the above table, the Company believes the Selling Stockholders have sole voting and investment powers with respect to the Shares of Common Stock shown above opposite their respective names.

(2) On March 31, 1995, the Company issued 3,293,286 shares of its Common Stock, $2.00 par value, to Journal Limited Partnership, a Nebraska limited partnership ("JLP"), in exchange for 50.25% of the outstanding shares of Journal-Star Printing Co., an affiliate of the Company which prior to the acquisition was 49.75% owned by the Company (the "Exchange"). Subsequently, JLP distributed 244,526 of the Shares to one of its limited partners, the Trust for the Benefit of Fred Seacrest/Mark T. Seacrest Share. The voting power and investment power with respect to the Shares held in this Trust are exercised by the trustee of the Trust, National Bank of Commerce Trust and Savings Association, Lincoln, Nebraska. After the effective date of this Registration Statement, JLP will distribute 31,311 Shares to another of its limited partners, the James C. Seacrest Revocable Trust. The voting power and investment power with respect to the Shares held in this Trust will be exercised by the trustee of the Trust, National Bank of Commerce Trust and Savings Association, Lincoln, Nebraska.

SHAREHOLDERS' AGREEMENT. The Selling Stockholders' Shares delivered by the Company in the Exchange are subject to a Shareholders' Agreement between the Company and JLP dated February 27, 1995, as amended by an Addendum and Second Addendum to the Shareholders' Agreement (collectively, the "Shareholders' Agreement"), which provides for certain restrictions on the transferability of the Selling Stockholders' Shares unless such transfers are made in reliance upon an exemption under the Securities Act or pursuant to an effective Registration Statement filed under the Securities Act.

The Shareholders' Agreement also allows the Company, by notice to the Selling Stockholders, to suspend any Transfer (as defined in the Shareholders' Agreement) in order to permit updating of this Prospectus, with such updating or amendment to occur as soon as reasonably practicable after the date of the Company's notice. No Transfer may be effected until an amendment or supplement to this Registration Statement becomes effective.

The Shareholders' Agreement further provides that the Company shall use its best efforts to prepare, file and have effective a registration statement under the Securities Act with respect to the Selling Stockholders' Shares. The Shareholders' Agreement is incorporated by reference herein from Exhibit (c)(2) to the Company's Current Report on Form 8-K, filed March 31, 1995, and the
Addendum to the Shareholders' Agreement and the Second Addendum to the Shareholders' Agreement are incorporated by reference herein as exhibits to this Registration Statement.

At December 31, 1996, 3,048,760 Shares held by JLP represented 8.89% and the Trust for the Benefit of Fred Seacrest/ Mark T. Seacrest Share and the James C. Seacrest Revocable Trust represented less than 1% of the Company's outstanding Common Stock, respectively. Aside from its ownership of the Company's Common Stock, JLP, the Trust for the Benefit of Fred Seacrest/Mark T. Seacrest Share and the James C. Seacrest Revocable Trust have no other material relationship with the Company or any of its affiliates, any director or officer of the Company, or any associate of such director or officer.

                              PLAN OF DISTRIBUTION

The distribution of the Selling Stockholders' Shares by them may be effected from time to time, in one or more transactions on the NYSE or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Stockholders and broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholders' Shares may be deemed to be underwriting compensation.

                                  LEGAL OPINION

The legality of the Common Stock offered hereby has been passed upon by Lane & Waterman, 600 Norwest Bank Building, 220 N. Main Street, Ste. 600, Davenport, Iowa. C. D. Waterman III, a partner in said firm, is the Secretary of the Company. As of March 1, 1997, attorneys in the firm of Lane & Waterman beneficially own 33,814 shares of the Company's Common Stock and 30,286 shares of the Company's Class B Common Stock.

                                     EXPERTS

The consolidated financial statements of the Company for the years ended September 30, 1996, 1995 and 1994 incorporated by reference herein, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent and for the periods indicated in their report and have been incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Company in connection with distribution of the securities being registered:

Registration Fee                                              $23,701.67
Legal Fees and Expenses                                       $20,000.00
Accounting Fees and Expenses                                  $ 1,500.00

                           Total                              $41,201.67

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fifth of the Company's Restated Certificate of Incorporation and Article III, Section 7 of the Company's By-Laws provide for broad indemnification of the Company's directors and officers.

ITEM 16.  EXHIBITS

3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February 28, 1986; incorporated by reference to parts III and IV of the Company's Annual Report on Form 10-K for the year ended September 30, 1986; and incorporated by reference to parts III and IV of the Company's Annual Report on Form 10-K for the year ended September 30, 1989; and incorporated by reference to parts III and IV of the Company's Annual Report on Form 10-K for the year ended September 30, 1990).

3.2       By-Laws as amended.

4.1 Specimens of securities being registered (incorporated by reference to Exhibit 7 to the Company's Registration Statement on Form 8-A filed on or about February 27, 1978).

4.2 The Company's Note Purchase Agreement, dated as of December 1, 1990, by and among the Company and the Purchasers named in Schedule II to the Agreement (incorporated by reference to Exhibit 4(iv) to the Company's Registration Statement on Form S-8, filed on or about March 30, 1992).

5.        Opinion of Lane & Waterman.

10.1 Plan and Agreement of Reorganization (including Shareholders' Agreement and other exhibits) by and among Lee Enterprises, Incorporated, Journal Limited Partnership, J-S Acquisition Corp. and Journal-Star Printing Co. dated February 27, 1995 (incorporated by reference to Exhibit (c)(1) to the Company's current report on Form 8-K dated March 31, 1995).

10.2 Shareholders' Agreement by and between Lee Enterprises, Incorporated and Journal Limited Partnership (incorporated by reference to Exhibit
          (c)(2) to the  Company's  current  report on Form 8-K dated  March 31,
          1995); Addendum to Shareholders' Agreement; and Second Addendum to Shareholders' Agreement dated April 18, 1997.

23.       (i)   Consent of McGladrey & Pullen, LLP.

          (ii) Consent of Lane & Waterman (included as part of Exhibit 5 herewith).

24.       Power of Attorney.


ITEM 17.  UNDERTAKINGS

(a)       The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport, State of Iowa, on the 25th day of April, 1997.

Date:  April 25, 1997                   LEE ENTERPRISES, INCORPORATED


/s/ Richard D. Gottlieb                 /s/ Larry L. Bloom
-------------------------------         ----------------------------------------
Richard D. Gottlieb, President,         Larry L. Bloom, Vice-President
Chief Executive Officer, and            of Finance, Treasurer and
Director                                Chief Financial Officer


                                        /s/ G. C. Wahlig
                                        ----------------------------------------
                                        G. C. Wahlig,
                                        Principal Accounting Officer

                                  EXHIBIT INDEX

                                                                                Sequentially
Exhibit                                                                           Numbered
Number                                 Exhibit                                      Page
-------                                -------                                  ------------

3.1            Restated  Certificate  of  Incorporation,  as amended
               (incorporated  by  reference  to  Exhibit  1  to  the
               Company's  Registration  Statement  on Form 8-A dated
               February 28, 1986; incorporated by reference to parts
               III and IV of the  Company's  Annual  Report  on Form
               10-K  for  the  year  ended   September   30,   1986;
               incorporated  by reference to parts III and IV of the
               Company's  Annual  Report  on Form  10-K for the year
               ended   September  30,  1989;  and   incorporated  by
               reference to parts III and IV of the Company's Annual
               Report on Form 10-K for the year ended  September 30,
               1990).

3.2            By-Laws as amended.

4.1 Specimens of securities being registered (incorporated by reference to Exhibit 7 to the Company's Registration
               Statement on Form 8-A filed on or about February 27,
               1978).

4.2            The Company's  Note Purchase  Agreement,  dated as of
               December 1, 1990, by and among the Company and the Purchasers named in Schedule II to the Agreement
               (incorporated by reference to Exhibit 4(iv) to the Company's registration statement on Form S-8, filed on or about March 30, 1992).

5.             Opinion of Lane & Waterman.

10.1           Plan and Agreement of Reorganization (including
               Shareholders' Agreement and other exhibits) by and among Lee
               Enterprises, Incorporated, Journal Limited Partnership, J-S
               Acquisition Corp. and Journal-Star Printing Co. dated
               February 27, 1995 (incorporated by reference to Exhibit
               (c)(1) to the Company's current report on Form 8-K dated
               March 31, 1995).

10.2           Shareholders' Agreement by and between Lee
               Enterprises, Incorporated and Journal Limited
               Partnership  (incorporated  by  reference  to Exhibit
               (c)(2) to the  Company's  current  report on Form 8-K
               dated  March 31,  1995);  Addendum  to  Shareholders'
               Agreement;   and  Second  Addendum  to  Shareholders'
               Agreement dated April 18, 1997.

23.    (i)     Consent of McGladrey & Pullen, LLP.

      (ii) Consent of Lane & Waterman (included as part of Exhibit 5 filed herewith).

24.            Power of Attorney.

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